Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT

Dated as of November 12, 2004

This Settlement Agreement is made and entered into this 12th day of November, 2004, by and among Westar Energy, Inc., a Kansas corporation (“Westar”), Protection One, Inc., a Delaware corporation (“POI”), POI Acquisition, L.L.C., a Delaware limited liability company (“POIA”), and POI Acquisition I, Inc., a Delaware corporation and a wholly-owned subsidiary of POIA (“POIA Inc.”), (each of Westar, POI, POIA and POIA Inc., a “Party” and collectively, the “Parties”).

RECITALS

A. Pursuant to the Purchase Agreement dated December 23, 2003 between POIA, Westar Industries, Inc., a wholly-owned subsidiary of Westar (“WII”), and Westar (as amended, the “Purchase Agreement”), POIA, through POIA Inc., purchased an aggregate of 85,291,497 shares of common stock, par value $0.01, of POI from WII, and assumed all of WII’s rights and obligations under the Revolving Credit Agreement dated as of December 21, 1998 (“Credit Facility”), by and among WII, POI as guarantor and Protection One Alarm Monitoring, Inc., a Delaware corporation and wholly-owned subsidiary of POI (“POAMI”);

B. Under Sections 8.05 and 11.07 of the Purchase Agreement, POIA has agreed to pay to Westar a portion of certain tax sharing payments and to pay to Westar a portion of the Credit Facility Recovery Value that exceeds the Threshold Amount (as each of these are defined in the Purchase Agreement);

C. POIA and Westar desire to (i) achieve a final settlement of all outstanding and potential claims under Sections 8.05 and 11.07 of the Purchase Agreement and (ii) settle, by means of this Settlement Agreement claims, to the extent explicitly provided herein, between them relating to Sections 8.02 and 8.07 of the Purchase Agreement but excluding, without limitation, any claims between them relating to or arising under or by virtue of Sections 8.03, 8.04, 8.06 and 8.08 of the Purchase Agreement;

D. Westar and POI are parties to a Tax Sharing Agreement dated as of November 24, 1997 (the “Tax Sharing Agreement”) which made available to POI a “Tax Sharing and Allocation Policy” adopted by Westar as of January 1, 1994; and

E. Westar and POI desire to terminate the Tax Sharing Agreement and to settle, by means of this Settlement Agreement, all claims between them relating to and arising under or by virtue of the Tax Sharing Agreement and, in addition, to enter into mutual general releases.

Now, therefore, in consideration of the mutual promises herein contained, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01. Definitions.

(a) The following terms, as used herein, have the following meanings:

“338(h)(10) Election” means an election under section 338(h)(10) of the Code, and any similar election under state or local law made in connection with the sale of the stock of POI to POIA, Inc., pursuant to the Purchase Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” means the date on which the closing under the Purchase Agreement occurred.

“Code” means the Internal Revenue Code of 1986, as amended.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, warrant, purchase right, claim or encumbrance of any nature whatsoever in respect of such property or asset.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period or portion thereof, ending on or before the Closing Date.

“Settlement Date” means the date of the Settlement Closing.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Credit Facility	Recitals
Indenture	2.02
Notes	2.01
POAMI	Recitals
POI Release	4.02
POIA Cash Payment	2.01
POIA Release	4.03
Purchase Agreement	Recitals
Purchase Price Allocation	Appendix I
Tax Sharing Agreement	Recitals
Settlement Closing	2.02
Westar Cash Payment	2.01
Westar Release	4.01
WII	Recitals

(c) Unless specified otherwise, in this Agreement the obligations of any Party consisting of more than one Person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles or Sections are Articles or Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

SETTLEMENT OF CLAIMS; SETTLEMENT CLOSING.

Section 2.01. Settlement of Claims.

The Parties agree that:

(a) Westar shall pay to POI an aggregate of $73,000,000, which will represent payment in full of all amounts due from Westar or any Westar Affiliate to POI under the Tax Sharing Agreement. This amount shall consist of $26,640,000 in aggregate principal amount of POAMI’s 7 3/8% Senior Notes Due 2005 (the “Notes”), which shall be valued at their face amount plus accrued and unpaid interest thereon up to and including the Settlement Date (such accrued and unpaid interest is $474,802.50 at November 12, 2004), and the remainder in cash (the “Westar Cash Payment”).

(b) POIA shall pay to Westar an aggregate of $32,500,000 in cash (the “POIA Cash Payment”), which will represent payment in full of all amounts due to Westar under Sections 8.05 and 11.07 of the Purchase Agreement.

Section 2.02. Settlement Closing.

(a) The closing of the settlement of claims (the “Settlement Closing”) between the Parties shall take place at the offices of Westar, 818 S. Kansas Avenue, Topeka, Kansas 66612, simultaneously with the execution and delivery of this Settlement Agreement, on November 12, 2004.

(b) At the Settlement Closing:

(i) Westar shall deliver to POI:

(A) the Notes by providing the Depositary, as such entity is defined in the Indenture dated August 17, 1998 (the “Indenture”), an irrevocable instruction to transfer to POI’s account (or the account of POI’s transferee if such entity is identified in writing to Westar prior to the Settlement Closing) the relevant beneficial interests in the Global Note in accordance with the provisions of the Indenture and the Applicable Procedures thereunder and thereafter cooperating with POI to provide notice of such transfer to POAMI so that the transfer may be recorded in the register kept at the Trustee’s Corporate Trust Office, as described in Section 2.03 of the Indenture.

(B) the Westar Cash Payment in immediately available funds by wire transfer to an account designated by POI in writing prior to the Settlement Closing.

(ii) POIA shall deliver to Westar the POIA Cash Payment in immediately available funds by wire transfer to an account designated by Westar in writing prior to the Settlement Closing.

(c) Westar’s delivery of the Notes and the Westar Cash Payment to POI and POIA’s delivery of the POIA Cash Payment to Westar, when completed pursuant to Section 2.02(b), shall be deemed to have occurred simultaneously, and no delivery shall be deemed to have occurred unless all deliveries shall be made.

(d) Simultaneously with the deemed completion of the deliveries described in Section 2.02(c) above, the provisions of Articles 3 and 4 below shall become effective.

(e) Each of POIA and Westar agree that the transactions contemplated by this Settlement Agreement were effected in full compliance with the requirements of Section 7.06 of the Purchase Agreement.

(f) For the avoidance of doubt, Sections 8.05 and 11.07 of the Purchase Agreement shall have no effect after the Settlement Closing.

(g) For tax purposes, the amounts described in (i) Section 2.01(a) and Section 3.02(c) shall be treated as a contribution to capital and (ii) Section 2.01(b) shall be treated as an adjustment to the purchase price in the manner described in Sections 8.05(c) and 11.07(b) of the Purchase Agreement.

ARTICLE 3

TAX MATTERS.

Section 3.01. Termination of Tax Sharing Agreement. Westar and POI agree that as of the Closing Date, the Tax Sharing Agreement shall be terminated and neither party thereto shall have any further rights or obligations thereunder with respect to any Tax period, including as a result of an audit or other adjustment of a return filed with respect to any Pre-Closing Tax Period. All obligations under the Tax Sharing Agreement shall be deemed to have been satisfied in full in consideration for this Settlement Agreement and the payments to be made pursuant to this Settlement Agreement and Section 8.07 of the Purchase Agreement shall cease to have any effect after the Settlement Closing. For the avoidance of doubt, this Section 3.01 shall have no effect on the Parties’ indemnification rights and obligations under Sections 8.03 and 8.04 of the Purchase Agreement.

Section 3.02. Section 338(h)(10) Election.

(a) Westar and POIA Inc. agree to join in making 338(h)(10) Elections for POI and each subsidiary of POI listed on Appendix I hereto. Such 338(h)(10) Elections shall be made in accordance with the Purchase Price Allocation (as set forth in Appendix I) and consistent with Treasury Regulations promulgated under Section 338(h)(10) of the Code. Westar and POIA Inc. agree to act in accordance with the Purchase Price Allocation in the preparation, filing and audit of any Tax return.

(b) For the avoidance of doubt, (i) other than as explicitly provided in Section 3.02(a), Section 8.04(a)(ii) of the Purchase Agreement shall survive and remain in full force and effect after the Settlement Closing and (ii) Westar shall not be obligated to make any tax sharing payments to POI in respect of losses generated, or treated as generated, by POI in connection with the 338(h)(10) Election, except as set forth in Section 3.02(c) below.

(c) (i) Westar agrees that if it (or any member of a consolidated or combined filing that includes Westar) claims and receives, with respect to any taxable period beginning after December 31, 2004, any Tax benefits attributable to any net operating loss carryforward arising out of the deemed sale of the assets of POI and its subsidiaries as a result of the 338(h)(10) Election, it shall pay POI an amount in cash equal to 50% of the value of such benefits (net of any adjustments made in response to audits or inquiries by Tax authorities and less any reasonable out-of-pocket costs incurred after the Settlement Date, including the fees of outside attorneys and other third party professionals, associated with obtaining such benefits, including the costs of responding to audits or inquiries by Tax authorities). Westar shall determine whether to claim any such net operating loss carryforward in good faith.

(ii) If Westar claims a Tax benefit described in clause (i) of this Section 3.02(c), it shall, within 30 days of filing a return reflecting such Tax benefit, deliver to POI a certificate executed by the CFO of Westar stating the amount of the Tax benefit claimed (which shall include appropriate detail regarding the basis for the calculation) and the status of any audit or inquiry by a Taxing authority, if any, with respect to such net operating loss carryforward for that taxable year or any prior taxable year.

(iii) Payment(s) required under this Section 3.02(c) shall be due within 30 days after the expiration of the statute of limitations with respect to the return filed for the taxable period for which the relevant benefit is claimed, together with interest thereon. Interest will accrue during a particular calendar quarter (or portion thereof) at the rate per annum equal to the rate reported in the Wall Street Journal as the “Prime Rate” in effect on the last Business Day of the immediately preceding calendar quarter, minus 0.75%, and shall be (x) calculated from the due date of such return to the date of payment, (y) compounded annually and (z) computed on the basis of a 365 day year. Westar shall determine the amount and timing of any payment under this Section 3.02(c) in good faith, and at the time of making any such payment, shall deliver to POI a certificate executed by Westar’s CEO and CFO setting forth such determination and appropriate detail regarding the basis for the calculation and the timing of the payment. Westar shall make available and allow POI to review all documents relevant to such determination, including without limitation Tax returns, audit reports issued by Tax authorities and documentation of out-of-pocket costs.

(iv) Neither POIA nor POI nor any of their Affiliates shall be entitled to participate in the preparation or audit (or any related inquiry by a Taxing authority) of any Tax return of Westar.

(d) Sections 8.02(a) and 8.02(b) of the Purchase Agreement shall cease to have any effect after the Settlement Closing.

Section 3.03. Amended Returns. Westar on the one hand and POI on the other hand, agree that, without the prior written consent of the other (which consent shall not be unreasonably withheld), none of them nor any of their subsidiaries, except to the extent required by law, will file any amended return, file any claim for refund or take any other action relating to a Pre-Closing Tax Period that could reasonably be expected to have an adverse impact on the other.

Section 3.04. Refunds. POI agrees promptly to pay to Westar all refunds of Taxes (other than as provided in Section 3.05 below) and interest thereon received by POI or any of its subsidiaries attributable to any Pre-Closing Tax Period.

Section 3.05. Carrybacks. POI agrees not to carry back to any Pre-Closing Tax Period any losses, credits or similar items arising in a taxable period beginning after the Closing Date without the prior written consent of Westar, provided; however, that to the extent the carryback of Tax losses, credits or similar items is required by law, POI shall be entitled to carry back to a Pre-Closing Tax Period any such Tax losses, credits or similar items and shall be entitled to any refund arising therefrom (including any interest received thereon).

Section 3.06. Cooperation. Westar on the one hand and POI on the other hand agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to POI as is reasonably necessary for the filing of any return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. POI agrees to retain or cause to be retained all books and records relating to Pre-Closing Tax Periods pertinent to POI until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into by POI with any taxing authority. POI agrees to give Westar reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Westar so requests, will allow Westar to take possession of such books and records. Westar and POI shall cooperate with each other in the conduct of any audit or other proceedings in relation to Tax matters involving POI and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this subsection.

Section 3.07. Unless explicitly provided otherwise herein, Sections 8.02(c), 8.03, 8.04, 8.06 and 8.08 shall survive and remain in full force and effect after the Settlement Closing.

ARTICLE 4

MUTUAL GENERAL RELEASES.

Section 4.01. Release by Westar of POI.

(a) Effective as of the Settlement Closing, Westar, on behalf of itself and Affiliates under its control, and its and their respective successors or assigns, release and forever discharge (“Westar Release”) POI and its subsidiaries and its and their respective directors, officers, employees, attorneys, and agents acting in such capacities, and all their predecessors, successors, heirs, executors, administrators, representatives, and assigns, acting in such capacities, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands and defenses whatsoever, including attorney’s fees, costs, and interest, in law or in equity, whether known or unknown which Westar or any of its successors or assigns ever had, now has, or hereafter can, may or shall have against any such parties, from the beginning of the world to the Settlement Date. The Parties to this Agreement intend that this release be construed broadly.

(b) Westar further acknowledges that it is represented by counsel in connection with this Settlement Agreement, that it has in fact consulted with counsel concerning this Settlement Agreement, and that after such consultations it fully understands the terms of this Settlement Agreement and executes it freely and voluntarily, intending fully to be bound hereby.

Section 4.02. Release by POI of Westar.

(a) Effective as of the Settlement Closing, POI, on behalf of itself and Affiliates under its control, and its and their respective successors or assigns, release and forever discharge (“POI Release”) Westar and its subsidiaries and its and their respective directors, officers, employees, attorneys, and agents acting in such capacities, and all their predecessors, successors, heirs, executors, administrators, representatives, and assigns, acting in such capacities, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands and defenses whatsoever, including attorney’s fees, costs, and interest, in law or in equity, whether known or unknown which POI or any of its successors or assigns ever had, now has, or hereafter can, may or shall have against any such parties, from the beginning of the world to the Settlement Date. The Parties to this Agreement intend that this release be construed broadly.

(b) POI further acknowledges that it is represented by counsel in connection with this Settlement Agreement, that it has in fact consulted with counsel concerning this Settlement Agreement, and that after such consultations it fully understands the terms of this Settlement Agreement and executes it freely and voluntarily, intending fully to be bound hereby.

Section 4.03. Exceptions to Release. Notwithstanding anything to the contrary contained herein, the provisions of this Article 4 shall have no effect on (i) the rights and remedies available to the Westar and POIA under the Purchase Agreement, (ii) the representations, warranties, obligations or rights of the Parties under this Settlement Agreement, or (iii) the Service Agreement, by and between Westar and POI dated as of April 1, 1999 (as renewed, extended, modified and amended to date) (the “Service Agreement”) and the related obligations of POIA and Westar under Section 7.04 of the Purchase Agreement, or (iv) any alarm monitoring or other service agreements (including card access control, CCTV and fire and security monitoring services) among Westar or its subsidiaries, on the one hand, and POI or its subsidiaries, on the other hand, in effect on the date of this Agreement; provided, however, that nothing in this Article 4 shall be held or implied to waive, affect or otherwise modify any rights, claims or defenses that POI, Westar or their respective subsidiaries have or may have with respect to the agreements described in subsections (i), (ii), (iii) and (iv) of this Section 4.03.

ARTICLE 5

PARTIES’ REPRESENTATION AND WARRANTIES

Section 5.01. Representations and Warranties of the Parties.

(a) Westar represents and warrants to POI and POIA that:

(i) it is a corporation validly existing and in good standing under the laws of the State of Kansas;

(ii) it has all corporate power and authority to execute and deliver this Settlement Agreement and to perform its obligations hereunder;

(iii) the execution, delivery and performance of this Settlement Agreement by Westar, and the consummation by Westar of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Westar, including by its board of directors;

(iv) this Settlement Agreement has been duly and validly executed and delivered by Westar and (assuming the due authorization, execution and delivery hereof by POI and POIA) constitutes a legal, valid and binding obligation of Westar enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

(v) the execution and delivery by Westar of this Settlement Agreement, the consummation of the transactions contemplated hereby, and compliance by Westar with any of the provisions hereof will not conflict with, constitute a default under or violate (x) any of the terms, conditions or provisions of its articles of incorporation or by-laws, (y) any of the terms, conditions or provisions of any document, agreement or other instrument to which Westar is a party or by which its property is bound, or (z) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on it or its property;

(vi) no consent, approval, waiver, license or authorization or other action by, or filing with, any court or governmental agency, commission or authority is required in connection with the execution and delivery by Westar of this Settlement Agreement, the consummation by Westar of the transactions contemplated hereby and compliance by Westar with any of the provisions hereof; and

(vii) Westar is the legal and beneficial owner of the Notes, free and clear of any Liens and at the Settlement Closing will transfer good and valid title to the Notes free and clear of any Liens. No representation or warranty is made hereby as to the value or priority of any claim under or by virtue of ownership of the Notes.

(b) POI represents and warrants to Westar that:

(i) it is a corporation validly existing and in good standing under the laws of the State of Delaware;

(ii) it has all corporate power and authority to execute and deliver this Settlement Agreement and to perform its obligations hereunder;

(iii) the execution, delivery and performance of this Settlement Agreement by POI, and the consummation by POI of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of POI, including by its board of directors;

(iv) this Settlement Agreement has been duly and validly executed and delivered by POI and (assuming the due authorization, execution and delivery hereof by Westar and POIA) constitutes a legal, valid and binding obligation of POI enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

(v) the execution and delivery by POI of this Settlement Agreement, the consummation of the transactions contemplated hereby, and compliance by POI with any of the provisions hereof will not conflict with, constitute a default under or violate (x) any of the terms, conditions or provisions of its certificate of incorporation or by-laws, (y) any of the terms, conditions or provisions of any document, agreement or other instrument to which POI is a party or by which its property is bound, or (z) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on it or its property; and

(vi) no consent, approval, waiver, license or authorization or other action by, or filing with, any court or governmental agency, commission or authority is required in connection with the execution and delivery by POI of this Agreement, the consummation by POI of the transactions contemplated hereby and compliance by POI with any of the provisions hereof.

(c) POIA represents and warrants to Westar that:

(i) it is validly constituted, validly existing and in good standing under the laws of the State of Delaware;

(ii) it has all necessary power and authority to execute and deliver this Settlement Agreement and to perform its obligations hereunder;

(iii) the execution, delivery and performance of this Settlement Agreement by it, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all corporate or partnership or other similar actions on its part that are necessary to make it a valid and binding obligation;

(iv) this Settlement Agreement has been duly and validly executed and delivered by it and (assuming the due authorization, execution and delivery hereof by Westar and POI) constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

(v) the execution and delivery by it of this Settlement Agreement, the consummation of the transactions contemplated hereby, and compliance by it with any of the provisions hereof will not conflict with, constitute a default under or violate (x) any of the terms, conditions or provisions of its constitutional documents, (y) any of the terms, conditions or provisions of any document, agreement or other instrument to which it is a party or by which its property is bound, or (z) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on it or its property; and

(vi) no consent, approval, waiver, license or authorization or other action by, or filing with, any court or governmental agency, commission or authority is required in connection with the execution and delivery by it of this Settlement Agreement, the consummation by it of the transactions contemplated hereby and compliance by it with any of the provisions hereof.

ARTICLE 6.

MISCELLANEOUS

Section 6.01. Notices. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission and shall be given,

if to POI, to:

Protection One, Inc.

1035 N. 3rd Street, Suite 101

Lawrence, Kansas 66112

Attention: Darius Nevin

Facsimile No.: (785) 575-6511

with a copy to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Anup Sathy

Facsimile No.: (312) 660-0641

if to POIA, to:

Quadrangle Advisors LLC

375 Park Avenue; 14th Floor

New York, NY 10152

Attention: David A. Tanner

Facsimile No.: (212) 418-1701

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Attention: Michael J. Kelly

Facsimile No.: (212) 728-9686

and to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10019-3954

Attention: Alan M. Klein

Facsimile No.: (212) 455-3188

if to Westar, to:

Westar Energy, Inc.

818 S. Kansas Avenue

Topeka, Kansas 66612

Attention: General Counsel

Facsimile No.: (785) 575-1936

with a copy to:

Davis Polk & Wardwell

1600 El Camino Real,

Menlo Park, California 94025

Attention: Daniel G. Kelly, Jr.

Facsimile No.: (650) 752-3601

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.02. No Waiver. The failure of a Party to insist upon strict adherence to any term of this Settlement Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Settlement Agreement.

Section 6.03. Public Announcements. No Party shall make any press release or other public statement of this Agreement or the transactions contemplated hereby prior to the Settlement Date. After the Settlement Date, a Party shall consult with each other Party before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby.

Section 6.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Settlement Agreement shall be paid by the Party incurring such cost or expense.

Section 6.05. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 6.06. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Settlement Agreement or the transactions contemplated hereby shall be brought in any federal court located in Delaware or any Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Settlement Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 6.01 shall be deemed effective service of process on such Party.

Section 6.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.08. Amendment. Any modification to this Settlement Agreement shall not be valid or enforceable unless in writing and signed by all parties to this Settlement Agreement. It is expressly agreed that this Settlement Agreement cannot be modified orally, by course of dealing, or by implied agreement.

Section 6.09. Counterparts. The Parties agree that this Settlement Agreement may be executed in one or more counterparts, any one of which may not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. The Parties further agree that fax copies of this Settlement Agreement in counterpart or otherwise bearing signatures of Parties may be treated as executed original documents.

Section 6.10. Specific Performance. The Parties acknowledge that money damages alone will not be adequate to remedy a breach of this Settlement Agreement. Each Party hereby consents to the specific performance of this Settlement Agreement. In the event that legal action is instituted between the Parties to enforce this Settlement Agreement, the prevailing Party shall be entitled to recover from the losing party all costs and expenses of litigation, including without limitation court costs and reasonable attorneys’ fees.

Section 6.11. Entire Agreement. This Settlement Agreement constitutes the complete agreement between the Parties and all promises, representations, understandings, warranties, and agreements with reference to the subject matter of this Settlement Agreement and all inducements to the making of this Settlement Agreement relied upon by either Party has been fully expressed in this Settlement Agreement. The Parties expressly acknowledge that, other than as set out in this Settlement Agreement, they are not relying on any representation or warranty of the other in entering into this Settlement Agreement.

Section 6.12. Further Assurances. Each of the Parties agrees that it will cooperate and take all actions reasonably requested in order to give full effect to the provisions and intent of this Settlement Agreement and will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to the other Parties such instruments, agreements and other documents (including any instruments of sale, assignment, transfer or conveyance or other documents reasonably requested in order to effectuate the sale, assignment, transfer or conveyance of the Notes to POI) reasonably requested in order to evidence or effectuate the agreements described in this Settlement Agreement.

Section 6.13. Successors and Assigns. This Settlement Agreement may not be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of each of the other Parties. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 6.14. Limited Third Party Beneficiaries. Other than the provisions of Article 4, with respect to which the Persons released thereby are intended third party beneficiaries, the provisions of this Settlement Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person any rights or remedies hereunder and there are no other third party beneficiaries of this Settlement Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

WESTAR ENERGY, INC.

By:	/s/ Mark A. Ruelle
Name:	Mark A. Ruelle
Title:	Executive Vice President and Chief Financial Officer

PROTECTION ONE, INC.

By:	/s/ Darius G. Nevin
Name:	Darius G. Nevin
Title:	Executive Vice President and Chief Financial Officer

POI ACQUISITION, L.L.C.

By:	/s/ David A. Tanner
Name:	David A. Tanner
Title:	Member

POI ACQUISITION I, INC.

By:	/s/ David A. Tanner
Name:	David A. Tanner
Title:	President

Appendix I

Section 3.02. Section 338(h)(10) Election

A Section 338(h)(10) election will be made for the listed corporations:

Protection One, Inc.

Protection One Alarm Monitoring, Inc.

Section 3.02. Section 338(h)(10) Election

Purchase Price Allocation

The following is the agreed purchase price allocation for Protection One, Inc. and Protection One Alarm Monitoring, Inc. consistent with Treasury Regulations promulgated under Section 338(h)(10) of the Code:

Protection One, Inc.

Assets	Allocation of Sales Price
Class I	$0
Class II	0
Class III	0
Class IV	0
Class V	2,819,795
Class VI	0
Class VII	0
Total	$2,819,795

Protection One Alarm Monitoring, Inc.

Assets	Allocation of Sales Price
Class I	$26,406,509
Class II	0
Class III	18,439,242
Class IV	3,489,162
Class V	249,851,530
Class VI	251,117,419
Class VII	0
Total	$549,303,862